EXHIBIT 1

Sales Plan

Sales Plan, dated as of March 15, 2004 (the "Sales Plan"), between Clive E. Warshaw ("Seller") and Goldman, Sachs & Co. ("Broker").

WHEREAS, Seller desires to establish this Sales Plan to sell shares of common stock, par value $ 0.01 per share (the "Stock"), of Steiner Leisure Limited (the "Issuer") in accordance with the requirements of Rule 10b5-1 ("Rule 10b5-1") promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), as further set forth herein;

NOW, THEREFORE, Seller and Broker hereby agree as follows:

1. Broker shall effect one or more sales (each a "Sale") of shares of Stock, including shares of Stock issuable upon the exercise of stock options held by Seller and other shares of Stock owned by Seller (the "Shares"), as further set forth in the attached Annex A to this Sales Plan.

2. This Sales Plan shall become effective as of the date hereof and shall terminate on the earlier of the close of business on May 2, 2005 or the death of Seller.

3. Seller understands that Broker may effect Sales hereunder jointly with orders for other sellers of Stock of the Issuer and that the average price for executions resulting from bunched orders will be assigned to Seller's account. All orders will be deemed day orders only and not held unless otherwise specified in Annex A.

4. Seller represents and warrants that Seller is not aware of material, nonpublic information with respect to the Issuer or any securities of the Issuer (including the Stock) and is entering into this Sales Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. Seller agrees not to exert or attempt to exert any influence over Broker (or any employee thereof who is involved or engaged in the execution of sales of Stock under the Sales Plan) with respect to the Sales Plan (or the sale of any Stock hereunder) and not to provide Broker (or any such employee of Broker) with any material non-public information with respect to the Issuer or its securities.

5. It is the intent of the parties that this Sales Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and this Sales Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c).

6. Seller represents that the Shares are "restricted securities" and/or that Seller may be deemed an "affiliate" of the Issuer, as those terms are defined in Rule 144(a) promulgated under the Securities Act of 1933 (the "Securities Act"). Seller shall not take, and shall not cause any person or entity with which he or she would be required to aggregate sales of Stock pursuant to paragraph (a)(2) or (e) of Rule 144 to take, any action that would cause the Sales not to comply with Rule 144. Seller has provided Broker with ten (10) executed Forms 144, which Broker will complete and file on behalf of Seller. Seller understands and agrees that Broker will make one Form 144 filing at the beginning of each three-month period commencing prior to the first Sale to be effected pursuant to this Sales Plan, and that each such Form 144 shall specify that the Sales are being effected in accordance with a Sales Plan intended to comply with Rule 10b5-1.

7. (a ) Seller represents and warrants that Seller is currently permitted to sell Stock in accordance with the Issuer's insider trading policies and procedures (the "Trading Policy"), and that, other than any Rule 144 requirements described herein, there are no contractual, regulatory or other restrictions applicable to the Sales contemplated under this Sales Plan that would interfere with Broker's ability to execute Sales and effect delivery and settlement of such Sales on behalf of Seller, other than restrictions with respect to which Seller has obtained all required consents, approvals and waivers. By signing the acknowledgment at the end of this Sales Plan, the Issuer acknowledges that this Sales Plan (and the sale of Shares contemplated hereby) does not conflict with or violate Issuer's Trading Policy or otherwise require Issuer's consent or approval. The Issuer further acknowledges that it will coordinate with Seller with respect to any press release or other public announcement(s) relating to the Sales Plan (or the transactions contemplated hereby). Seller shall notify Broker immediately in the event that any of the above statements becomes inaccurate prior to the termination of this Sales Plan.

(b) With respect to shares of Stock underlying stock options held by Seller that are to be exercised by Seller to permit Sales pursuant to this Sales Plan ("Options"), Seller has delivered to Broker executed option exercise notices in the form attached hereto as Annex B covering up to the maximum number of Shares that may be sold pursuant to option exercises hereunder, and hereby authorizes Broker to deliver such notices to the Issuer's stock option administrator, on Seller's behalf, as necessary to effectuate such exercises and settle such Sales. Seller agrees to make appropriate arrangements with the Issuer and its transfer agent and stock option administrator to assure that Stock received upon exercise of Options shall be delivered to an account at Broker in the name of and for the benefit of Seller to effect Sales pursuant to this Sales Plan.

(c) On each day that Sales of shares subject to options are to be made under this Sales Plan, Broker shall exercise a sufficient number of Options to effect such sales and shall exercise first those Options with the lowest exercise price; provided that Broker shall in no event exercise any Option if at the time of exercise the exercise price of the Option is equal to or higher than the market price of the Stock, in which case the sales provided for on such day shall be cancelled and shall not be effected hereunder, and further provided, that in the event sales of any Shares to be executed are subject to a limit order, Seller shall have been deemed to have exercised the Options with respect to such notice from Broker with respect to such Shares at the end of the trading day on which such sales took place.

8. Seller shall make all filings, if any, required under Sections 13(d) and 16 of the Exchange Act. Broker agrees to cooperate with Seller and to provide Seller with sufficient information regarding the Sales to make any such filings.

9. Seller understands that Broker may not be able to effect a Sale due to a market disruption or a legal, regulatory or contractual restriction applicable to Broker or a similar or other event or circumstance affecting the ability to effect Sales (a "Blackout"). Seller also understands that even in the absence of a Blackout, Broker may be unable to effect Sales consistent with ordinary principles of best execution due to insufficient volume of trading, failure of the Stock to reach and sustain a limit order price, or other market factors in effect on the date of a Sale set forth in and pursuant to Annex A ("Unfilled Sales").

10. (a) Seller acknowledges, and Broker agrees, that in the event of an Issuer Suspension Determination (as hereinafter defined) with respect to which Issuer provides at least three (3) days' prior written notice, signed by an authorized officer of Issuer, or (in the case of a Seller Trading Restriction (as hereinafter defined) only) signed by Seller and acknowledged by an authorized officer of Issuer, to Broker and confirmed by telephone to Broker (Attn: Restricted Stock Desk, c/o Control Room; Fax No. (212) 902-0943; Tel: (212) 902-1511), then Broker will cease effecting Sales under this Sales Plan as soon as practicable after receiving such notice. The parties agree, and Issuer acknowledges, that an "Issuer Suspension Determination" means and includes a determination by Issuer, made in good faith and upon the advice of Issuer's securities counsel, that the Sales Plan, and/or sales of Stock thereunder, must be suspended (or terminated) because (i) it is in the best interests of the Issuer to do so, (ii) of the imposition of trading restrictions on Seller, not imposed at Seller's instance or as a result of Seller's influence (a "Seller Trading Restriction"), including restrictions imposed in connection with a pooling-of-interests transaction or an Issuer stock offering requiring an affiliate lock-up, (iii) the Sales Plan, or sales of Stock thereunder, no longer complies with the Issuer's Trading Policy (if amended after the date hereof, in form approved in good faith by the Issuer's Board of Directors) or Rule 10b5-1, or (iv) sales of Stock under the Sales Plan violate, or reasonably threaten to violate, applicable federal or state securities laws, rules or regulations.

(b) Seller further acknowledges, and Broker further agrees, that in the event of a Hostile Tender Offer (as hereinafter defined) with respect to which Issuer provides written notice, signed by an authorized officer of Issuer, to Broker and confirmed by telephone to Broker (Attn: Restricted Stock Desk, c/o Control Room; Fax No. (212) 902-0943; Tel: (212) 902-1511), then Broker will cease effecting Sales under this Sales Plan as soon as practicable after receiving such notice. The parties agree, and Issuer acknowledges, that a "Hostile Tender Offer" shall mean and include a tender offer or exchange offer for shares of Stock which has been commenced, or which is to be commenced (and the Issuer has received notice thereof), by a third party (not including the Issuer), and which tender offer or exchange offer has not been approved by the Issuer's Board of Directors.

(c) Broker shall resume effecting Sales in accordance with this Sales Plan as soon as practicable after (1) in the case of a Blackout, the cessation or termination of the Blackout, (2) in the case of a suspension or termination due to an Issuer Suspension Determination, Broker receives notice in writing from an authorized officer of the Issuer that the cause(s) or reason(s) underlying such Issuer Suspension Determination has (or have) ceased or terminated (as applicable), and (3) in the case of a suspension due to a Hostile Tender Offer, Broker receives notice in writing from an authorized officer of the Issuer that the tender offer or exchange offer in question has been withdrawn, terminated, abandoned or enjoined (in a final, non-appealable order entered by a court of competent jurisdiction), or is otherwise no longer applicable to the Issuer or its Stock. Any Unfilled Sales, and any Sales that would have been executed in accordance with the terms of Annex A but are not executed due to the existence of a Blackout, Issuer Suspension Determination or Hostile Tender Offer (or related notice from the Issuer), shall be deemed to be cancelled and shall not be effected pursuant to this Sales Plan.

11. This Sales Plan shall be governed by and construed in accordance with the laws of the State of New York and may be modified, terminated or amended only by a writing signed by the parties hereto, including the Issuer, and provided that any such modification, termination or amendment shall only be permitted at a time when Seller is otherwise permitted to effect sales under the Issuer's Trading Policy and at a time when Seller is not aware of material nonpublic information concerning the Issuer or its securities. In the event of a modification or amendment to this Sales Plan, or in the event Seller establishes a new plan after termination of the Sales Plan, no sales shall be effected during the thirty (30) days immediately following such modification, amendment or termination (other than Sales already provided for in the Sales Plan prior to modification, amendment or termination). Notwithstanding any term or provision contained in this Sales Plan, nothing herein shall prevent, limit or adversely effect Seller's ability to sell shares of Stock outside of (and/or in addition to the Sales contemplated pursuant to Annex A of) this Sales Plan, so long as Seller complies in good faith with applicable provisions of federal and state securities laws as well as the Issuer's Trading Policy (as then in effect).

12. Broker shall have the right to require, as a condition to Broker's consent to any modification, termination or amendment under paragraph 11, that Seller shall (i) exculpate Broker from any action taken or omitted to be taken by Broker and (ii) indemnify Broker against any losses, damages, liabilities or expenses incurred by Broker, in each case for actions or losses in connection with or arising out of this Sales Plan and any amended or subsequent sales plan.

13. This Sales Plan may be executed in two or more separate counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same instrument and agreement.

IN WITNESS WHEREOF, the undersigned have signed this Sales Plan as of the date first written above.

/s/ Clive E. Warshaw	Goldman, Sachs & Co. By: /s/ Michael Dweck
Acknowledged: Steiner Leisure Limited By: /s/ Robert C. Boehm	Name: Michael Dweck Title: Managing Director
Name: Robert C. Boehm
Title: Senior Vice President and General Counsel

Annex A

Clive E. Warshaw
Steiner Leisure Limited (STNR)

Broker shall enter limit orders for the amounts shown below on the Tuesday of each whole or partial calendar week during the periods shown below (each a "Sales Period"). Each limit order shall be good until the following Monday of the Sales Period. No more than 5,000 shares shall be sold on any given trading day and no more than 10,000 shares shall be sold in any given Sales Period; however, share amounts listed shall be increased or decreased to reflect stock dividends, stock splits or other recapitalizations affecting the Stock should they occur. Any order or portion of an order that is left unsold on the last trading day of a Sales Week shall be cancelled and shall not carry forward to succeeding Sales Weeks.

Date	Shares	Limit Price	Nature of Acquisition
Each Sales Period commencing May 4, 2004 through and including May 2, 2005	10,000 shares	$15.00	Stock issuable on exercise of Options, and or Stock already owned by Seller, as described below.

Seller irrevocably authorizes Broker and has supplied Broker with all documentation and contact information to permit Broker to exercise options required to settle sales set forth hereunder and Seller confirms that Seller has taken appropriate steps to assure cooperation of Issuer's transfer agent to facilitate such exercise and settlement by Broker on Seller's behalf. Seller shall have the right to amend this Annex A, solely for the purpose of changing the "allocation" of sales among shares owned and shares subject to exercise of options, by increasing or decreasing the number of shares to be sold subject to option exercise and by making a corresponding decrease or increase in the number of shares to be sold that are currently owned; provided that (w) Seller shall give Broker at least 3 business days' prior written notice of such change, including an amended Annex A executed by Seller (the receipt of which Notice and Amended Annex A shall have been acknowledged by Broker) and shall provide Broker, to the extent necessary, with additional executed notices of exercise, (x) Broker shall have confirmed to its satisfaction that appropriate arrangements are made with the Issuer and its transfer agent and stock plan administrator, (y) the aggregate number of shares to be sold by Seller each day, either currently owned or subject to option exercise, remains unchanged and (z) no other changes are made to this

Sales Plan or to Annex A (including without limitation changes with respect to the dates on which or the prices at which sales are to be made), except in accordance with paragraphs 10 and 11 of this Plan.

Options shall be exercised in the following order, with the Options with the lowest exercise price being exercised first:

Date of Grant	Number of Shares Subject to Grant	Exercise Price

[ ]	[ ]	[ ]

In the event all the above listed Options are exercised and the Shares issuable thereunder are sold pursuant to this Sales Plan, and additional sales of Shares are required or permitted pursuant to this Sales Plan, then Shares now held in Seller's account number 029-06169-4 (or any successor account) with Broker shall be sold under and in accordance with this Sales Plan.

_________________________ Clive E. Warshaw	Goldman, Sachs & Co.
Acknowledged: Steiner Leisure Limited By: _________________________ Name: ______________________ Title: _______________________	By: _________________________ Name: ______________________ Title: _______________________

ANNEX B

EXERCISE NOTICE

Steiner Leisure Limited

c/o Steiner Management Services

770 South Dixie Hwy.

Suite 200

Coral Gables, Florida 33146

Attention: Secretary

1. Exercise of Option. Effective as of the date indicated below, the undersigned ("Employee") hereby elects to exercise options held by the Employee to purchase ________ common shares (the "Shares") of Steiner Leisure Limited (the "Company") under and pursuant to the Company's 1996 Share Option and Incentive Plan (the "Plan") and the Share Option Agreement by and between the Company and the Employee dated as of _______________ (the "Option Agreement").

2. Representations of Employee. Employee acknowledges that Employee has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions. References herein to this "Agreement" include this Exercise Notice and the Plan, and the Option Agreement, all of which are incorporated herein by reference as provided in Section 7, below.

3. Compliance with Securities Laws. Notwithstanding any other provisions of the Option Agreement to the contrary, Employee understands and acknowledges that the exercise of any rights to purchase Shares is expressly conditioned upon compliance with the Securities Act of 1933, as amended, all applicable state securities laws and all applicable requirements of the Nasdaq Stock Market, Inc. or other market or exchange on which the Shares may be traded or listed at the time of their exercise. Employee agrees to cooperate with the Company to ensure compliance with such laws and requirements.

4. Tax Consultation. Employee understands that Employee may suffer adverse tax consequences as a result of Employee's purchase or disposition of the Shares. Employee represents that Employee has consulted with any tax consultants Employee deems advisable in connection with the purchase or disposition of the Shares and that Employee is not relying on the Company for any tax advice.

5. Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. This Agreement shall be binding upon Employee and his or her heirs, executors, administrators, successors and assigns.

6. Delivery of Payment. Employee herewith delivers (or, within ten (10) days after the date of exercise, will deliver) to the Company the full exercise price for the Shares. Employee hereby elects to pay the full exercise price (check the appropriate box):

☐	in cash or by check;
☐	by tender to the Company of Shares in accordance with Section 4(ii) of the Option Agreement;
☐	by a combination of the foregoing.

7. Entire Agreement; Governing Law; Severability. The Plan, and Option Agreement are incorporated herein by reference. This Exercise Notice, the Plan and the Option Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Employee with respect to the subject matter hereof, and shall be interpreted in accordance with, and shall be governed by, the laws of The Bahamas, subject to any applicable United States federal or state securities laws. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

Submitted by: Accepted by:

EMPLOYEE	STEINER LEISURE LIMITED
______________________________ By: __________________________
Clive E. Warshaw	Robert C. Boehm
Senior Vice President and
General Counsel
Date: ____________________________